Exhibit 99.1

FOR IMMEDIATE RELEASE

Time Warner Cable Extends Contract with

CSG International Through March 2017

ENGLEWOOD, Colo. United States (Jan. 2, 2013) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of software- and services-based business support solutions that help clients generate revenue and maximize customer relationships, today announced that Time Warner Cable has extended its customer care and billing contract with CSG International through March 2017.

“We have been fortunate to work with Time Warner Cable for approximately 30 years,” said Peter Kalan, president and chief executive officer of CSG International. “Their vision and commitment to serving their customers has enabled them to transform their business from being a small provider of analog video services in the early 1980s to becoming one of the nation’s leading full-service communications service providers. We are pleased to have been an enabler of this transformation and to have earned the right to continue to help Time Warner Cable continue to evolve and grow.”

For more information regarding the contract extension with Time Warner Cable, please refer to the Form 8-K filed today with the SEC, which can be found in the investor relations section of the company’s website.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH Network, France Telecom, MasterCard, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com

Elise Brassell

Media and Industry Analyst Relations

CSG International

(303) 804-4962

Elise.Brassell@csgi.com